Exhibit 10.9

EXECUTION COPY

AGREEMENT OF TERMINATION
OF AMENDED AND RESTATED EXECUTIVE AGREEMENT

This Agreement of Termination of Amended and Restated Executive Agreement (this “Agreement”) dated as of November 7, 2013 (the “Effective Date”) is by and between Costa Inc. (the “Company”) and Kevin F. Mahoney (the “Executive”).

WHEREAS, the Company and the Executive are parties to a certain Amended and Restated Executive Agreement dated as of February 21, 2013 (the “Executive Agreement”);

WHEREAS, in connection with that certain Agreement and Plan of Merger between Essilor International SA, GWH Acquisition Sub Inc. and the Company, dated as of November 7, 2013 (the “Merger Agreement”), the Company will become a wholly-owned subsidiary of Essilor International SA on the closing date (the “Acquisition Date”) of the merger contemplated thereby (the “Merger”); and

WHEREAS, effective as of immediately prior to the closing of the Merger, the parties wish to terminate the Executive Agreement;

WHEREAS, Executive and the Company wish to continue the Executive’s employment with the Company on an “at-will” basis;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Executive and the Company hereto mutually covenant and agree as follows:

1.	Effective Date. This Agreement will become effective on the Effective Date upon its execution by each of the parties; provided, however, that this Agreement will be null and void ab initio and of no further force or effect if the Merger Agreement is terminated prior to the Acquisition Date or if, for any reason, the Acquisition Date does not occur.

2.	Termination of Executive Agreement; Cash Payment. The Executive Agreement shall terminate immediately prior to the closing of the Merger. On the Acquisition Date, in consideration of this Agreement and the termination of the Executive Agreement, the Company shall pay Executive a lump sum cash amount of $676,425, less applicable tax withholdings; provided, that, such payment shall be contingent upon the Executive’s (i) delivery to the Company of a release (which has not been revoked prior to the expiration of any revocation period) in the form of Exhibit A hereto which is dated and effective as of a date which is at least 8 days prior the Acquisition Date (the “First Release”), and (ii) delivery to the Company of a release in the form of Exhibit B dated and effective as of the Acquisition Date (the “Second Release”). The parties agree that notwithstanding the termination of the Executive Agreement, Sections 3(a)(i) (accrued rights), 3(a)(iv) (health benefits), 4 (taxes), 7 (no duty to mitigate), 8(b) (conditions to payment), 9 (non-competition and non-solicitation), 10 (non-disparagement), 11 (arbitration) and 12 (miscellaneous) of the Executive Agreement are hereby incorporated herein by reference with the same force and effect as if set forth herein in full, and therefore shall survive the termination of the Executive Agreement as of the Acquisition Date. For avoidance of doubt, upon any termination of employment with the Company, the Executive shall be deemed to have terminated in a Change in Control Termination (as defined in the Executive Agreement) in applying the foregoing provisions incorporated herein by reference. The health benefits incorporated by reference shall commence, and the 401(k) portion of the Company’s Excess Benefit Plan (as referenced in Section 5.1(n) of the Company Disclosure Schedule to the Merger Agreement) shall be paid, on the termination of employment.

It is further agreed that with respect to Section 3(a)(iv) of the Executive Agreement, the Company will elect to pay cash in lieu of benefits only to the extent the health insurance program does not permit such continuation of the Executive’s participation following his termination, such program is terminated, or such participation would result in a material penalty or fine to the Company under applicable law.

3.	Waiver of Severance. Unless otherwise agreed in writing by the parties, the Executive agrees that the payments under this Agreement are in lieu of, and the Executive hereby waives the right to receive, any other severance payments or benefits to which Executive is otherwise eligible to receive upon a termination of employment now or in the future under any severance plan, practice or program of the Company or under any agreement between the Company and the Executive.

4.	Employment “At-Will”. Effective as of the Acquisition Date, Executive shall be employed on an “at-will” basis.

5.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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SIGNATURE PAGE TO

AGREEMENT OF TERMINATION OF AMENDED AND RESTATED EXECUTIVE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Costa Inc.

By:	/s/David Mahoney

EXECUTIVE
/s/Kevin Mahoney

Exhibit A

GENERAL RELEASE

Costa Inc. (the "Company") and Kevin F. Mahoney (the "Executive" or "you") (collectively, the "Parties") enter into this Release Agreement (this "Release"), effective as of the date of execution of this Release (the “Effective Date”).

WHEREAS, a general release known as the First Release is required in connection with the payment of severance and other benefits set forth in Section 2 of the Agreement of Termination of Amended and Restated Executive Agreement, dated November 7, 2013 between the Company and the Executive (the "Termination Agreement");

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and in the Termination Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereby agree:

1.            You, on behalf of yourself and your heirs, executors, administrators and assigns (collectively, the "Releasors"), hereby agree to and do generally release and forever discharge the Company, its predecessors, successors or assigns, corporate parents, affiliates, shareholders or members, and their respective managers, members, partners, officers, directors, agents and employees and each of their heirs, executors, successors and assigns (individually a "Released Party" and collectively the "Released Parties") from any and all claims and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have, against any of the Released Parties arising out of or relating to your employment with the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights Acts, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Wage Act, the Massachusetts Small Necessities Leave Act, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. You acknowledge that this Release is being executed as one of two releases contemplated by the Termination Agreement and that you intend that any claims arising under the Age Discrimination in Employment Act between the date hereof and the date of the Second Release (as defined in the Termination Agreement) to be covered by this Release to the fullest extent permitted by law or equity.  This Release does not include your right to enforce the terms of the Termination Agreement (including Section 2 thereof and the rights incorporated therein by reference), and does not include (i) any right to indemnification you may have as a director, officer or employee pursuant to applicable law and/or the Company's certificate of incorporation and bylaws or (ii) except as provided in the Termination Agreement, any rights or benefits, as applicable, under the Company’s benefit plans in accordance with their terms and conditions, including but not limited to the Company’s Excess Benefit Plan, Incentive Compensation Plans, and the Company’s vacation policy.

2.            You acknowledge that before entering into this Release, you have had the opportunity to consult with legal counsel of your choice, and you have been advised to do so. You further acknowledge that you have executed this Release knowingly and voluntarily, and that no promises or representations have been made to you by any person to induce you to enter into this Release other than the express terms set forth herein. You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 1 above.

3.            You acknowledge that you have been given a period of at least 21 days within which to consider this Release or have knowingly and voluntarily waived your right to do so. You understand that you may revoke this Release after signing it by delivering a signed revocation notice to the Company within seven days of signing this Release. The revocation notice must be personally delivered to the Global HR Business Partner, Costa Inc., 24 Albion Road, Suite 330, Lincoln, RI 02865 before the close of business on the seventh day, or be postmarked within seven calendar days of the execution of this Release, and must state "I hereby revoke my acceptance of the Release." If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the State of Rhode Island, then the revocation periods shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.          This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Rhode Island, except any such laws that would render such choice of law ineffective.

By:		Date:
Kevin F. Mahoney

Exhibit B

GENERAL RELEASE

Costa Inc. (the "Company") and Kevin F. Mahoney (the "Executive" or "you") (collectively, the "Parties") enter into this Release Agreement (this "Release"), effective as of the date of execution of this Release (the “Effective Date”).

WHEREAS, a general release known as the Second Release is required in connection with the payment of severance and other benefits set forth in Section 2 of the Agreement of Termination of Amended and Restated Executive Agreement, dated November 7, 2013 between the Company and the Executive (the "Termination Agreement");

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and in the Termination Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto, the Parties hereby agree:

1.            You, on behalf of yourself and your heirs, executors, administrators and assigns (collectively, the "Releasors"), hereby agree to and do generally release and forever discharge the Company, its predecessors, successors or assigns, corporate parents, affiliates, shareholders or members, and their respective managers, members, partners, officers, directors, agents and employees and each of their heirs, executors, successors and assigns (individually a "Released Party" and collectively the "Released Parties") from any and all claims and causes of action of every kind, nature and description whatsoever, whether known, unknown or suspected to exist, which you ever had or may now have, against any of the Released Parties arising out of or relating to your employment with the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights Acts, the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Workers Adjustment and Retraining Notification Act, the Family Medical Leave Act, the Massachusetts Fair Employment Practices Law, the Massachusetts Wage Act, the Massachusetts Small Necessities Leave Act, or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. This Release does not include your right to enforce the terms of the Termination Agreement (including Section 2 thereof and the rights incorporated therein by reference), and does not include (i) any right to indemnification you may have as a director, officer or employee pursuant to applicable law and/or the Company's certificate of incorporation and bylaws or (ii) except as provided in the Termination Agreement, any rights or benefits, as applicable, under the Company’s benefit plans in accordance with their terms and conditions, including but not limited to the Company’s Excess Benefit Plan, Incentive Compensation Plans, and the Company’s vacation policy.

2.            You acknowledge that before entering into this Release, you have had the opportunity to consult with legal counsel of your choice, and you have been advised to do so. You further acknowledge that you have executed this Release knowingly and voluntarily, and that no promises or representations have been made to you by any person to induce you to enter into this Release other than the express terms set forth herein. You further acknowledge that you have read this agreement and understand all of its terms, including the waiver and release of claims set forth in Paragraph 1 above.

3.            This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Rhode Island, except any such laws that would render such choice of law ineffective.

By:		Date:
Kevin F. Mahoney